Exhibit 1

TRUST AGREEMENT

THIS AGREEMENT made the 6th day of September, 2011,

B E T W E E N:

MHR INSTITUTIONAL PARTNERS III LP,

a Delaware limited partnership,

(hereinafter referred to as “MHR”),

- and -

STANLEY BECK, a resident of Toronto, Ontario,

(hereinafter referred to as the “Trustee”),

WHEREAS, MHR wishes to establish a trust to hold 9,345,352 common shares of Lions Gate Entertainment Corp. (“Lions Gate”) in trust pursuant to this Agreement pending ICA Approval;

AND WHEREAS each party to this Agreement has the power and authority to execute, deliver and perform its obligations under this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each of the parties), the parties covenant and agree as follows:

ARTICLE 1

DEFINITIONS

1.1	Definitions

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“ICA Approval” means: (i) the approval or deemed approval by the applicable minister(s) under the Investment Canada Act of the acquisition of the Trust Shares by MHR on terms and conditions satisfactory to MHR in its sole determination; or (ii) the determination by either the applicable minister(s) under the Investment Canada Act or MHR in its sole discretion that the acquisition of the Trust Shares by MHR will not, under the Investment Canada Act, constitute an acquisition of control of a Canadian business;

“Lions Gate” means Lions Gate Entertainment Corp.;

“person” includes any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government, governmental agency and any other form of entity or organization;

“Trust Shares” means, subject to sections 1.6 and 4.2 below, the common shares of Lions Gate deposited in trust pursuant to this Agreement;

“Trustee” means Stanley Beck, and any successor trustee appointed in accordance with the terms of this Agreement; and

“Voting Rights” means all voting rights appertaining to any of the Trust Shares and the right to exercise any other power, privilege, right or franchise attaching to such Trust Shares, including initiating any action, consenting to any matter or thing or otherwise participating as a shareholder of Lions Gate.

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement; and

(g)	any reference to any agreement (including this Agreement), indenture or other instrument in writing means such agreement, indenture or other instrument in writing as amended, modified, replaced or supplemented from time to time.

1.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein or in the engagement letter dated September 6, 2011.

1.4	Governing Law and Jurisdiction

This Agreement shall be governed exclusively by, construed and enforced in accordance with, the laws of the State of New York. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 5.1 hereof, such service to become effective ten (10) days after such mailing.

1.5	Severability

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

1.6	Changes in Trust Shares

If necessary in order to preserve the original scope and intent of this Agreement, at any time after a reconstruction, reorganization, arrangement, consolidation, merger (whether statutory or otherwise) or recapitalization of Lions Gate, or the amalgamation of Lions Gate into or with another corporation, or after redivision, consolidation, reclassification, subdivision or other change of the common shares of Lions Gate, as the case may be, this Agreement shall, without further act or formality, be deemed to be amended to apply to any new class, series or number of shares or securities into which the Trust Shares, as the case may be, may be changed.

ARTICLE 2

THE TRUSTEE

2.1	Trustee

There shall be one Trustee hereunder, the first of which shall be Stanley Beck.

2.2	Acceptance by Trustee

The Trustee hereby accepts the trusts imposed on him hereunder and acknowledges, declares and confirms that:

(a)	he will hold the Trust Shares deposited with him pursuant to this Agreement in trust subject to the provisions hereof; and

(b)	he does not and will not have any interest in the Trust Shares, except as set out in the terms of this Agreement.

2.3	Resignation and Replacement of Trustee

(a) If at any point the then current Trustee is unwilling or unable to continue acting as Trustee, then the Trustee shall have the right to designate, in his sole discretion and without reference to MHR, a person to serve as a replacement Trustee. Upon a change in Trustee, the former Trustee shall execute all such transfers and other documents and do all such other acts and things as may be reasonably necessary in order that the new trustee may be substituted hereunder for the Trustee. Upon a new trustee executing and delivering a counterpart of this Agreement, or otherwise agreeing to be bound by the provisions hereof, such new trustee shall be deemed to be the Trustee for all purposes of this Agreement.

(b) Any person selected as aforesaid to fill a vacancy created in the office of Trustee shall execute and deliver an agreement, as a condition precedent to becoming a Trustee, whereby such person agrees, in effect, to be bound by the provisions hereof as if he were an original party hereto and shall thereupon have the same rights, powers and discretions as though originally appointed a Trustee hereunder.

ARTICLE 3

TRUST SHARES

3.1	Deposit of Trust Shares; Voting of Trust Shares

MHR shall deliver the Trust Shares to the Trustee or his agent by delivery of one or more share certificates together with a stock transfer form transferring the Trust Shares to “Stanley Beck, in trust”, or by such other delivery arrangements as the Trustee and MHR may agree. Upon receipt of the Trust Shares, the Trustee shall hold the Trust Shares for the benefit of MHR. For greater certainty, only the Trustee shall be entitled to exercise all such Voting Rights as the Trustee in his sole discretion shall from time to time or at any time determine, without reference to MHR, provided that MHR will retain the right to vote the Trust Shares with respect to the annual shareholders meeting of Lions Gate currently scheduled for September 13, 2011 for which the record date was August 5, 2011 so long as voting such Trust Shares does not cause MHR and its affiliated funds to hold voting power in excess of one-third of the outstanding common shares of Lions Gate at such meeting.

3.2	Payment of Dividends and Distributions

All cash dividends or other distributions received by the Trustee on account of the Trust Shares and all proceeds received by the Trustee in connection with the disposition of the Trust Shares (other than any dividend, distribution or proceeds consisting of additional securities), if any, shall be held in trust by the Trustee and shall forthwith be paid to MHR, less any amounts required to be withheld by the Trustee on account of any tax or government charge pursuant to applicable law. Any securities received by the Trustee as a result of the payment of any stock dividend or other distribution in respect of the Trust Shares shall be retained by the Trustee and held on and subject to the terms of this Agreement in like manner and to the same effect as if the same had been originally deposited with the Trustee as Trust Shares.

ARTICLE 4

TERM OF TRUST

4.1	Termination Following Investment Canada Act Approval

Upon ICA Approval, MHR shall notify the Trustee and, forthwith after receiving such notice, the Trustee shall deliver the Trust Shares to MHR or as MHR shall direct by notice in writing to the Trustee. This Agreement shall thereupon terminate and all rights and obligations of the Trustee hereunder shall cease.

4.2	Termination as to Some of the Trust Shares

Upon receipt by the Trustee of notice from MHR that MHR has determined that it may acquire some but not all of the Trust Shares in compliance with the Investment Canada Act, then such number of Trust Shares specified by MHR shall thereupon cease to be Trust Shares and, forthwith after receiving such notice, the Trustee shall deliver such shares, together with any cash or property held by the Trustee in respect of such Trust Shares pursuant to Section 3.2 hereof, to MHR or as MHR shall direct by notice in writing to the Trustee. This Agreement shall thereupon continue with respect to the remaining Trust Shares.

4.3	Sale of Trust Shares

Upon receipt by the Trustee of notice from MHR that ICA Approval continues to be required but its request for ICA Approval has been declined, abandoned or withdrawn, the Trustee shall commence selling the Trust Shares and shall distribute the net proceeds from the sale of the Trust Shares as and when received, in full and without any deduction or reduction, to MHR. The Trustee shall use commercially reasonable efforts to sell the shares in a prompt but orderly manner, in accordance with applicable securities laws, and to obtain the best price reasonably available for such Trust Shares. Upon the sale of all such Trust Shares and the distribution of all such proceeds therefrom to MHR, this Agreement shall terminate and all rights and obligations of the Trustee hereunder shall cease.

ARTICLE 5

MISCELLANEOUS

5.1	Notices

Any notice or other communication hereunder to be made pursuant to the provisions of this Agreement shall be deemed sufficiently given or made if in writing and signed by the party making the same, and either delivered in person with receipt acknowledged or sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy and confirmed by telecopy answerback, addressed as follows:

To Buyer at:

MHR Fund Management LLC

40 West 57th Street, 24th Floor

New York, NY 10019

Attn: Hal Goldstein

Facsimile: (212) 262-9356

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

Attention: Doron Lipshitz

Facsimile: (212) 326-2061

To the Trustee at:

Mr. Stanley Beck

66 Collier Street, Suite 12D

Toronto, Ontario M4W 1L9

Facsimile: 416-907-3940

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, telecopied and confirmed by telecopy answerback or three (3) business days after the same shall have been deposited in the United States mail (by registered or certified mail, return receipt requested, postage prepaid), whichever is earlier.

Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 5.1.

5.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

5.3	Successors and Assigns

This Agreement shall enure to the benefit of and shall be binding on and enforceable by and against the parties and their respective successors and permitted assigns. The Trustee may only assign his obligations hereunder pursuant to Section 2.3.

5.4	Counterparts

This Agreement may be executed in any number of counterparts, including by facsimile transmission, and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

5.5	Further Assurances

Each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first above written.

/s/ Stanley Beck
Stanley Beck, as Trustee

MHR INSTITUTIONAL PARTNERS III LP

by MHR INSTITUTIONAL ADVISORS III LLC, its General Partner

By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Vice President